Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121253 and 333-153908 on Form S-8 and 333-159685 on Form S-3 of our reports dated September 12, 2012, relating to the financial statements of TRC Companies, Inc. and Subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2012.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 12, 2012